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EUA COGENEX WEST CORPORATION
Statements of Income
Periods Ended September 30, 2000
 (expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)


                         Quarter          Six Months
                         -------          ----------

Operating revenues          $1.1     $ 3.2
                         -----     -----
Operating expenses:
     Operation          1.0     2.8
     Depreciation and amortization     0.1     0.3
     Deferred taxes          0.1     0.1
                         -----     -----
               Total operating expenses     1.2     3.2
                         -----          -----
                 Operating income (loss)     (0.1)          -
                         -----          -----
Other income and deductions:
     Interest and dividend income     -          0.1
Other income (deductions), net     -          (0.1)
     -----          -----
               Total other income          -          -
                         -----          -----
                 Income (loss) before interest charges     -          -
                         -----          -----
Interest charges:
     Other interest expense (principally
 short-term notes)          -          0.1
                         -----          -----
               Total interest charges     -          0.1
                         -----          -----
                 Net income (loss)          $(0.1)              $(0.1)
                         =====          =====


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